                                                             EXHIBIT 23.4



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 21, 1994 with respect to the consolidated statements of operations, partners equity (deficit) and cash flows of WJB-TV Limited Partnership (predecessor to Wireless Broadcasting Systems of America, Inc.) for the year ended December 31, 1993 included in the Registration Statement (Form S-1) and related Prospectus of Wireless Broadcasting Systems of America, Inc. expected to be filed on or about August 7, 1996 for the registration of shares of its common stock.



                                         Ernst & Young LLP
West Palm Beach, Florida
August 6, 1996